Exhibit (p)(2)

Code of Ethics - Advisor

U.S. Bancorp Asset Management, Inc.

First American Funds

Effective: 06/17/2015

INTRODUCTION

Why Do We Need the Code of Ethics?

As an investment adviser, client and fund shareholder trust is our most valuable asset. Our success largely depends on the degree of trust our clients and fund investors bestow upon us. All of us at U.S. Bancorp Asset Management. (“USBAM”) are responsible for maintaining that trust, and must conduct ourselves in the very highest ethical standards. We must always place the interests of clients and fund shareholders ahead of our own and avoid actual and apparent conflicts of interest. Under Rule 204A-1 of the Investment Advisers Act of 1940, USBAM is required to establish a Code of Ethics outlining standards of conduct and compliance with federal securities laws. However, it is not enough for us to simply comply with the letter of the law. We must observe exemplary standards of honesty and integrity above and beyond the minimal legal requirements. To that end, we have adopted this Code of Ethics to help guide our conduct when the interests of our clients may not be aligned with our individual interests or the interests of USBAM. In particular, this Code deals with:

•	Our commitment to honest and ethical conduct;

•	Individual accountability;

•	Personal securities transactions;

•	Trading on inside or confidential information;

•	Safeguarding client and fund confidential information;

•	Giving and receiving gifts;

•	Outside professional opportunities; and

•	Adherence to the laws, rules, and regulations that govern our business.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield you from liability for personal trading or other conduct that violates a fiduciary duty to clients and shareholders. Violations of this Code and federal securities laws may result in sanctions, fines, suspension and/or termination of employment, SEC administrative actions, and in some cases civil or criminal penalties.

This Code is an expression of our commitment to an ethical work place and is an integral element of the control environment required under federal law. If you know of (1) any violation of the Code; (2) any issue that you believe should be reviewed by Compliance to determine whether it meets the statutory definition of a Material Compliance Matter (a matter about which

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USBAM’s management or the First American Funds’ Board of Directors would reasonably need to know to oversee compliance); or (3) any violation of the federal securities laws, you must promptly report it to USBAM’s Chief Compliance Officer, or designee. It is a violation of the Code to retaliate against or harass, in any manner, any person who reports any violation or suspected violation of the Code. In addition to this Code, you are subject to U.S. Bank’s Code of Ethics and may be subject to the Code of Ethics Conduct adopted by the First American Funds (the “Funds”). Copies of these Codes may be obtained from the Compliance Department. While these codes of conduct are designed to address differing business environments and legal obligations, they are all designed to promote honest and ethical conduct. If you believe that these or other codes of conduct impose conflicting obligations on you, you should contact the Compliance Department immediately.

The Code applies to all USBAM Access Persons, and you must certify quarterly that you have received a copy of the Code, that you have been in compliance, and that you will continue to comply with its terms (Exhibit 1).

NOTE: With the exception of the Gifts & Entertainment section, this Code applies to temporary or contract workers and consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period.

This Code is divided into five sections:

1.	Personal transactions in securities and related financial instruments by Access Persons;

2.	Access to and the use of confidential and non-public information when trading for client or personal accounts;

3.	Safeguarding client and fund confidential information;

4.	Other types of conduct that may impact or appear to impact our objectivity in dealing with our clients, suppliers, and business partners; and

5.	Sanctions for violation of the Code.

If you have any questions about USBAM’s policies on personal securities transactions, insider trading, conflicts of interest or any other aspect of the Code, please refer to the Contact List (Exhibit 2).

PERSONAL SECURITIES TRANSACTIONS

Buying and selling Securities for accounts in which you have a Beneficial Interest may conflict (or appear to conflict) with the interests of our clients for many reasons, including buying or selling a Security close in time to a client transaction, or buying or selling a Security for yourself instead of our clients. Typically, you have a Beneficial Interest in accounts maintained in your own name, joint accounts and accounts of your spouse or registered domestic partner, dependents, and other immediate family members sharing the same household. If you have any doubt about the status of an account, please contact the Compliance Department. This section of the Code establishes rules for minimizing and managing these conflicts.

In the sections that follow, we will explain whether you (including your immediate family and possible others who are closely connected to you, see “Beneficial Interest”) are covered by these

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personal transaction rules and describe the types of accounts, Securities, and transactions that are subject to these rules. Securities include exchange- and OTC-traded instruments, as well as financial futures, derivatives and other related instruments. See the Glossary for a full definition.

If you are covered by these rules and are involved in a covered transaction you must take the following steps:

1.	Quarterly, you must disclose to USBAM each account (other than bank checking or other deposit account) that you maintain for holding, buying or selling Securities and related financial instruments.

2.	Annually, you must disclose to USBAM all of your personal holdings in Securities and related financial instruments.

3.	Quarterly, you must disclose to USBAM all of your transactions in Securities and related financial instruments.

4.	Before buying or selling any covered Security, you may be required to pre-clear that purchase or sale.

5.	Following each purchase or sale of a Security, your broker-dealer (or other agent) must send to USBAM a duplicate confirmation of the terms of the transaction.

There are certain times when you may not buy or sell for your own account, and there are certain types of transactions that you may not enter into. Detailed information on these restrictions is provided below.

In addition, to streamline our monitoring process, USBAM requires you (and accounts in which you hold securities) to effect transactions through accounts maintained at:

•	E*Trade;

•	Fidelity Investments;

•	Merrill Lynch;

•	UBS Financial Services;

•	Schwab;

•	TD Ameritrade;

•	U.S. Bancorp Investments;

•	U.S. Bancorp Private Client Group; or

•	Morgan Stanley Smith Barney for the holding of granted USB Stock and Stock Options.

An exception to this requirement may only be granted under very limited circumstances, must be specifically authorized by the Compliance Department, a signed copy of the exception must be kept in your file, and you must submit reports of personal transactions. Dividend Reinvestment Plan (“DRIP”) and previous employer-sponsored plans for you or your spouse holding company stock funds may be held at non-approved brokers. Reporting and pre-clearance requirements still apply to these accounts.

As an USBAM Access Person, your ability to conduct personal securities transactions is a

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privilege, not a right. At USBAM we must put our Funds’ and clients’ interests first. Please note that there may be times when you are unable to pre-clear or effect transactions because the system is unavailable (or for any other reason).

A.	Who Is Covered by this Section?

The potential for a conflict of interest arises if you have access to non-public information about our clients’ or Funds’ transactions or holdings or about securities research and recommendations. This Code refers to employees with access to this kind of information as Access Persons. Access Persons generally include any employees who are in a position to exploit information about client securities transactions or holdings. Access Persons typically include trading and portfolio management assistants, sales and marketing, product, operations and IT employees. All USBAM employees are deemed Access Persons, with certain employees being classified as Restricted Access Persons. Restricted Access Persons include research analysts, traders, portfolio/fund managers, executive management, members of the Legal and Compliance Departments, and their executive or departmental assistants. If you are actually involved in making investment recommendations to our clients, participate in the determination of which investment recommendations will be made, have the power to influence management of the Funds, execute trades for any Fund or client accounts , this Code refers to you as a Restricted Access Person. Restricted Access Persons are subject to all the requirements imposed on Access Persons. Restricted Access Persons are also subject to certain other requirements. Each employee will be advised with respect to their status as an Access Person or Restricted Access Person.

B.	Which Securities and Accounts Are Covered?

This Code applies to Securities and accounts in which you have Beneficial Interest. Generally, you have a Beneficial Interest in any Security or account in which you have a financial interest or have or share investment discretion. There may be accounts in which you have a financial interest but do not have investment discretion. Because these accounts involve lower risks of a conflict with our clients, USBAM may exempt them from the pre-clearance or reporting obligations of the Code. These Accounts may include trust accounts and accounts over which you have given investment discretion to a third party. If you believe an exemption should apply to an Account in which you have an interest, please contact the Compliance Department. Exceptions will be granted under very limited circumstances, must be specifically authorized by the Compliance Department, a signed copy of the exception must be kept in your file, and you must submit reports of personal transactions.

Access Persons must pre-clear transactions in Securities, with the Compliance Department:

1.	Publicly traded Securities (including options and futures on Securities);

2.	Privately placed Securities (including options on Securities);

3.	Initial Public Offerings; and

4.	Corporate and municipal bonds, and new issue debt offerings.

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Exceptions to the above exist:

(1)	For granted USB stock and stock options held in Morgan Stanley Smith Barney accounts only. Transactions of USB stock and/or stock options held in these accounts do not require pre-clearance but do require reporting.

(2)	For accounts where full discretion is held by a third-party, these accounts do not require pre-clearance of transactions or reporting. Please see section “G. Discretionary Accounts” for more information regarding discretionary accounts.

NOTE: Approval for Initial Public Offerings and Private Placements will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Access Person by virtue of his or her relationship to USBAM or any fund sponsored or managed by USBAM.

Transactions, except those involving Private Placements, must be executed by the close of the NYSE the same day approval is given. If a transaction is not executed that day, a new approval must be obtained from the Compliance Department.

NOTE: Only day orders will be approved. Good until cancelled (“GTC”), stop loss, and similar orders are not permitted. Limit orders must be executed the day approved.

Transactions in the following Exempt Securities do not require reporting or pre-clearance:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptance, bank certificates of deposit, commercial paper;

3.	High-quality short-term debt instruments including repurchase agreements;

4.	Shares of open-end mutual funds for which USBAM does not serve as investment adviser or sub-adviser, or for which Quasar is not the distributor; and

5.	First American Money-Market Funds.

NOTE: Brokered certificates of deposit are publicly traded Securities and not bank products. Therefore, brokered certificates of deposit must be pre-cleared.

In addition, while the transactions in the securities listed below require pre-clearance, they will normally be approved in the absence of special circumstances. Pre-clearance is essential for compliance with federal securities laws. Failure to pre-clear these or any other transaction under the Code will be treated as a serious violation of the Code. In addition, in some Securities are not subject to a Blackout Period, which are periods when you may not be permitted to buy or sell a Security. See Section E, below for more details. These Securities are:

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1.	Securities whose performance are directly tied to a broad-based, publicly traded market basket or index of stocks (e.g., SPDRS, QQQ, Diamonds);

2.	Shares of issuers included in the S&P 100;

3.	Shares of issuers included in the S&P 500 stocks by Access Persons who are not Restricted Access Persons in amounts less than $25,000 in any single trading day; and

4.	Shares of issuers included in the Russell 1000 stocks by Access Persons who are not Restricted Access Persons in amounts less than $10,000 in any single trading day.

C.	What Types of Transactions Require Reporting but not Pre-clearing?

Pre-clearance and Blackout Periods do not apply to the following transactions:

1.	Purchases of an employer’s stock under an employer-sponsored plan (including the employer of a spouse or registered domestic partner);

2.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer; and any sales of these rights;

3.	Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the person (please note that you are prohibited from engaging in short-term trading), non-volitional sales from a margin account pursuant to a bona fide margin call; purchases or sales as part of divorce settlement or decree, and any other purchases or sales as determined by the Compliance Department upon request;

4.	Purchases or sales of units of common/collective trust funds;

5.	Transactions in derivative Securities linked to physical commodities, such as exchange-trade futures contracts on physical commodities, options on such contracts and over-the-counter derivatives related to physical commodities; and

6.	Purchases and sales of open-end mutual funds for which Quasar serves as distributor that are not through an automatic investment plan, and that are not otherwise reported electronically, must be reported to the Compliance Department in writing.

7.	Transactions from a Morgan Stanley Smith Barney of granted USB stock or stock options.

D.	What Are Blackout Periods?

Because of the potential for a conflict of interest, USBAM has established certain Blackout Periods when Access Persons are not permitted to effect transactions in certain Securities:

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1	Access Persons may not buy or sell any Security on the same business day as any client of USBAM or Funds.

2.	Restricted Access Persons may not buy or sell any Security for a period of 5 business days before or after any client account or the Funds

In the event that a client trade takes place within 5 business days after you have received preclearance approval, Compliance will send you a form asking if you had any knowledge of the client trade to help detect front running. Once you have completed and returned the form, Compliance will determine if further action is necessary.

Transactions for the accounts of our clients are confidential and may contain market sensitive data. Portfolio managers, trading personnel and others shall maintain the confidentiality of such information and should only disclose transactional and holdings information on a need-to-know basis.

E.	Are There any Restrictions on Short-Term Trading?

Restricted Access Persons are prohibited from profiting from a purchase and sale, or sale and purchase, of the same Security (other than Exempt Securities and derivative Securities linked to physical commodities) within 60 calendar days. The restriction may be waived by the Compliance Department in special circumstances provided that the transaction would not be inconsistent with the expressed purpose of this Code and any client transaction.

This prohibition may limit your ability to use options and futures strategies. In addition, special rules apply to roll transactions. Prior to engaging in these types of transactions you should consult with the Compliance Department.

F.	What Reports and Disclosures Do Access Persons Need to Make?

In order to ensure that the provisions of this Code are being observed, each Access Person is required to make the following disclosures to USBAM:

1.	Accounts Disclosure. Within 10 calendar days of hire date, and within 30 days of the end of each quarter, you must disclose all accounts in which you have a Beneficial Interest. Account and holdings disclosure requirements may be satisfied electronically.

2.	Initial Holdings Disclosure. Within 10 calendar days of hire date, you must disclose all personal holdings of Securities in which you have a Beneficial Interest to the Compliance Department in writing. Rule 204A-1 requires that these holdings must be current as of a date no more than 45 days prior to your hire date.

3.	Annual Holdings Disclosure. You must certify within 45 days of the end of each calendar year that the electronic record of your holdings provided by your broker is complete and accurate. .Rule 204A-1 requires that these holdings must be current as of a date no more than 45 days prior to the date of the certification. Annual reporting requirements include holdings in DRIP programs, purchases of stock under an employer-sponsored plan, purchases affected upon the exercise of rights and non-volitional purchases or sales, such as the exercise of options.

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4.	Duplicate Confirmations. Each Access Person must have each broker-dealer carrying an account in which he or she has a Beneficial Interest to send to USBAM a duplicate copy of all transaction confirmations generated for the account. This can be achieved either by the employee instructing the broker-dealer to provide these duplicates, or by Compliance requesting the duplicates by sending the broker-dealer a 407 Letter. We have arranged to receive electronic copies of trade confirmations from the approved brokers.

5.	Quarterly Transaction Statements. You must certify quarterly all Securities transactions other than transactions in exempt securities for accounts in which you have Beneficial Interest during the previous quarter. In the event no reportable transactions occurred during the quarter, the report should be so noted. Quarterly reports must be made no later than 30 days after the end of the calendar quarter and will be completed electronically through the CTI iTrade application.

If an Access Person is on leave during the certification period and does not have access to the applicable applications, they will be asked to complete the certifications upon their return.

G.	Discretionary Accounts

For Accounts where the Access Person or Restricted Access Person has given full investment authority to a third-party, there are the following differences in how the account is monitored for personal trading:

•	To have an account coded as a Discretionary Account in the Code of Ethics system, you will need to provide a signed and executed copy of the discretionary account to the Code of Ethics Administrator.

•	Discretionary accounts do not require pre-clearance or reporting of transactions. Annually, the third-party discretionary provider will certify that the account owner exercised no discretion over the account at any point during the year.

H.	Special Discretion

The Chief Compliance Officer, or designee, shall have the authority to exempt any person or class of persons from all or a portion of the Code provided that:

1.	The Chief Compliance Officer, or designee, determines, that the particular application of all or a portion of the Code is not legally required;

2.	The Chief Compliance Officer, or designee, determines that the likelihood of any abuse of the Code by such exempted person(s) is remote; and

3.	The terms or conditions upon which any such exemption is granted is evidenced in a written instrument.

The Chief Compliance Officer, or designee, shall also have the authority to impose such additional requirements or restrictions as it, in its sole discretion, determines appropriate or

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necessary.

Any exemption, and any additional requirement or restriction, may be withdrawn by the Chief Compliance Officer, or designee, at any time.

INSIDER TRADING POLICY AND PROCEDURES

The purpose of this section of the Code is to provide reasonable assurance that material nonpublic information possessed by persons employed with USBAM is: (a) not used in connection with the purchase or sale of securities, (b) not revealed to inappropriate persons, and (c) not used improperly.

Federal law requires USBAM to establish and maintain effective policies and supervisory procedures to both detect and prevent insider trading violations. USBAM Compliance implements what are commonly referred to as “Information Barriers.” Information Barriers are designed to fulfill two roles: 1) segregate and prevent the improper dissemination of material nonpublic information that may be possessed by certain employees of USBAM; and 2) detect illegal transactions or violations of insider trading. This section is intended to protect USBAM and its employees from insider trading violations from allegations of such violations and from the appearance of impropriety.

USBAM has implemented the following policies and procedures to prevent the misuse and the appearance of misuse of material nonpublic information concerning publicly traded companies. USBAM is committed to conducting its business activities within the letter and spirit of all applicable laws and regulations and in accordance with the highest ethical standards.

Statutory Provisions and Regulations Regarding Insider Trading

Congress amended the Securities Exchange Act of 1934 (the “Exchange Act”) in 1988 with the Insider Trading and Securities Fraud Enforcement Act of 1988. In doing so, Congress explicitly mandated closer securities industry supervision of its employees.

Furthermore, under Section 204A of the Investment Advisers Act of 1940, as amended, investment advisers are required to “establish, maintain, and enforce written policies and procedures reasonably designed,” taking into consideration the nature of the entity’s business, “to prevent the misuse of material, nonpublic information.”

The misuse of material nonpublic information constitutes fraud; a term broadly defined under the federal securities laws. Rule 10b-5 under the Exchange Act provides that it is unlawful for any person, in connection with the purchase or sale of any security:

•	To employ any device, scheme, or artifice to defraud;

•	To make any untrue statement of a material fact or to omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading; or

•	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

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It is a violation of insider trading laws to trade on the basis of material nonpublic information when one owes a duty of trust or confidence to the source of the information or when one has misappropriated the information in breach of a duty of trust or confidence. Rule 10b5-1 under the Exchange Act provides that a trade is “on the basis of” material nonpublic information if the trader was aware of the material, non-public information when the person made the purchase or sale. While it is not necessarily a violation of Rule 10b-5 merely to trade on the basis of material nonpublic information, as a matter of USBAM policy its employees are directed not to trade on, or to tip others with respect to, material nonpublic information, whether or not the information has been obtained under circumstances that give rise to a duty of trust or confidence or claim of misappropriation.

Persons who fraudulently misuse material nonpublic information are subject to individual civil and criminal penalties (including imprisonment), U.S. Securities and Exchange Commission (“SEC”) administrative actions and discipline including fines and suspension from the industry and USBAM disciplinary sanctions that may include fines or dismissal from employment. In addition, USBAM employees who fraudulently misuse material nonpublic information subject USBAM to potential civil and criminal penalties as well as regulatory sanctions.

Definition of Material Nonpublic Information

Information is “material” if it has “market significance” in the sense that disseminating the information is likely to affect the market price of any outstanding securities, or is likely to be considered important by reasonable investors in deciding whether to trade the securities. Information is not considered “public” unless it has been reported in the news media, revealed by the issuer in a public forum, discussed in a publicly disseminated research report or otherwise made publicly available.

Materiality is a legal concept that involves an objective test based upon what a hypothetical reasonable investor would consider to be material. Therefore, for example, an analyst -- through some combination of persistence, knowledge and insight -- may consider a particular piece of information to be material to him because it completes his mosaic of information on a company as a whole, while the significance of that discrete piece of information would not be apparent to a reasonable investor. The law generally does not consider such “mosaic” information to be material.

Examples of potentially “material” information that should be reviewed carefully to determine whether they are material in the context of a particular situation include:

•	Earnings information, including new or changed earnings estimates;

•	Mergers, acquisitions, tender offers, joint ventures, or changes in assets;

•	New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

•	Significant corporate developments, such as results of tests regarding safety or effectiveness of products that may impact regulatory approvals (e.g., Federal Drug Administration testing);

•	Changes in control or in management;

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•	Auditor resignation, change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;

•	Events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, changes in debt ratings, advanced re-fundings, public or private sales of additional securities, including Private Investments in Public Entities;

•	Bankruptcies or receiverships;

•	Status of union or other significant contract negotiations;

•	Confidential government information relating to government-issued securities;

•	Major litigation; and

•	Any other significant information that would have an impact on the price of a company’s securities.

In addition, material nonpublic information possessed by USBAM employees could be material to a particular class of a company’s securities, all of that company’s securities, the securities of another company, or the securities of several companies. The law against “insider” trading does not exempt any type of security; in other words, it is unlawful to trade, or recommend the trading of, any security (whether taxable or tax-exempt fixed income, equity or commercial paper) based on “inside” information that is material to the market value of that security. For example, nonpublic information that a company will redeem or tender a class of its debt securities may be “material” to the market value of those securities. If so, trading those debt securities on the basis of the nonpublic information is prohibited. A recapitalization, merger or leveraged buyout may be “material” to all the equity and debt securities of the company. An acquisition may be material to the securities of both the acquirer and the acquiree. Material nonpublic information is also not limited to “company” or “corporate” information; it can relate to confidential government information relating to government-issued securities.

If there is ever a question with respect to whether information is material or public, employees are expected to contact Compliance for advice.

Tippees May Be Insiders

USBAM personnel may, depending on the circumstances, also become “insiders” or “tippees” when they obtain apparently material nonpublic information through “tips” from “insiders,” consultants, research providers, broker-dealer personnel, family members, or even by happenstance, including information derived from social situations, business gatherings, overheard conversations, or third parties. In these situations, USBAM personnel who receive such information must treat the information as material nonpublic information and must fully comply with the procedures set forth herein to prevent the misuse of that information. Under such circumstances, and as provided more specifically below, employees must immediately contact Julie Barton in Compliance.

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Duty of Confidentiality

Just as USBAM and its personnel are prohibited from trading while in possession of material nonpublic information, they are likewise required to maintain the confidentiality of such information and not disclose, or “tip,” that information to others. In this regard, it is important to note that except as expressly provided in the following sections, this duty of confidentiality prohibits USBAM personnel from disclosing material nonpublic information to other USBAM personnel. The prohibition against disclosure or misuse of material nonpublic information also applies fully to USBAM and its employees even though USBAM (or any affiliate) is not requested or engaged to provide any services in connection with the transaction or development underlying the material nonpublic information.

Material Nonpublic Information about U.S. Bancorp

USBAM personnel are “insiders” when they possess material nonpublic information about the business or activities of U.S. Bancorp (such as unannounced results of operations, the proposed issuance of U.S. Bancorp securities or other major developments or transactions by U.S. Bancorp or its affiliates) that, when publicly disclosed, may affect the market values of U.S. Bancorp securities or securities of other companies. USBAM personnel who possess “inside” information about U.S. Bancorp must comply with all of the policies set forth herein against misuses of that information. See also the U.S. Bancorp Code of Ethics and Business Conduct.

Material Nonpublic Information about Mutual Funds

USBAM personnel are “insiders” when they possess material nonpublic information about the business or activities of any of the funds for which USBAM is an investment adviser or sub-adviser. USBAM personnel who possess “inside” information about any of the funds must comply with all of the policies set forth herein against misuses of that information. This includes the following prohibitions:

•	USBAM personnel may not disclose the portfolio holdings of the funds to an outside party without formal approval from the Chief Compliance Officer, or designee; and

•	USBAM personnel may not buy or sell shares of the funds for personal accounts, or recommend that anyone else do so, in a manner that is designed to profit from inside information.

Contacts with Management

In nonpublic meetings with management or any insider, whether formal or informal, it is important for USBAM personnel to remember:

•	USBAM personnel may not attempt to force or prompt a corporate spokesperson to selectively disclose material nonpublic information. If selective disclosure does occur as a result of such actions it is possible that the USBAM personnel involved and USBAM itself could be charged with aiding and abetting or causing a selective disclosure violation by the company;

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•	Extreme care must be taken in seeking to have a corporate spokesperson comment on an analyst’s financial model or comment on the issuer’s earnings forecast. Depending on the circumstances, such comments can be deemed to be “material.” The SEC has recognized that such comments are not always material, but their materiality will be determined in hindsight. Key considerations identified by the SEC staff include the amount of time that has elapsed since the company’s last public comment (comments late in the quarter are more likely to be material) and whether there have been intervening events (confirmation of a forecast despite the loss of a key customer may be material). The staff has also cautioned that reference to a forecast, without more, could be considered a confirmation of the forecast that might “entangle” USBAM in the company’s selective disclosure. An issuer can comment on an analyst’s financial model without disclosing material nonpublic information. For example, an issuer ordinarily would not be conveying material nonpublic information if it corrected historical facts that were a matter of public record. An issuer also would not be conveying inside information if it shared seemingly inconsequential data, which, pieced together with public information by a skilled analyst with knowledge of the issuer and the industry, helps form a mosaic that reveals material nonpublic information. Further, an issuer may reveal this type of data even if, when added to the analyst’s own fund of knowledge, it is used to construct her ultimate judgments about the issuer. An issuer may not use the discussion of an analyst’s model as a vehicle for selectively communicating - either expressly or in code - material nonpublic information;

•	If, in a meeting with management, USBAM personnel receive selectively disclosed material nonpublic information, USBAM personnel must comply with all of the policies and procedures set forth herein, including the prohibition against trading on the inside information.

Consultants

Neither USBAM nor USBAM personnel may retain consultant (including research providers) to obtain material nonpublic information. Extreme caution should be exercised with regard to any consultant that claims they can obtain information before the media or promises the “first call” on investment issues. In dealing with consultants USBAM personnel should remember:

•	USBAM personnel are responsible for assessing all information received from consultants to determine if it constitutes, or may constitute, material nonpublic information. If material nonpublic information is received from a consultant the Procedures set forth below must be followed.

Creditors’ Committees

In connection with high yield and distressed debt investment strategies, USBAM personnel may serve on an insolvent issuer’s creditors’ committee, or similar group, which provides USBAM with access to material nonpublic information (e.g., internal financial projections, validity of claims, likelihood of reorganization, etc.). In such situations you must notify Julie Barton in the Compliance Department before you agree to participate in creditors’ committees or similar groups. Members of

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the Compliance Department and/or Legal Department will review your request and notify you whether you may participate in the creditors’ committee. These situations generally require special controls beyond those contained in these Policies and Procedures. The issuer of the security for whom such committee was formed will be added to the Insider list, and the Legal and Compliance Departments will determine if additional controls should be implemented.

No less than annually, the Compliance department will send a communication to employees who may potentially serve on a Creditors’ Committee to remind them of their responsibilities.

USBAM Policy on Insider Trading

USBAM’s policy on insider trading is that any USBAM employee in possession of material nonpublic information must preserve the confidentiality of such information and abstain from trading until the inside information is publicly disclosed. It is fundamental to this policy that:

•	No USBAM employee, while in possession of material nonpublic information relevant to a security, shall purchase or sell or recommend or direct the purchase or sale of such security for the account of an advisory client (including mutual funds), proprietary account or anyone else.

•	No USBAM employee shall utilize or take advantage of material nonpublic information to purchase or sell securities for his or her own account, any account in which he or she has a direct or indirect beneficial interest (including accounts for family members), or any other account over which the employee has discretionary authority, a power of attorney or otherwise an ability to control.

•	No USBAM employee shall disclose material nonpublic information to any person outside the company, except for privileged discussions with USBAM’s legal counsel (in-house or outside counsel) as authorized by the Chief Compliance Officer, or designee, or the Legal Department.

•	Any USBAM employee who obtains material nonpublic information that is later disclosed to the general public must allow sufficient time to elapse for the investing public to assimilate and evaluate the information before taking any action for an advisory account or his/her personal account on the basis of the disclosed facts.

•	The foregoing prohibitions apply not only to the securities of the issuers to which the material nonpublic information is directly related but also to any other securities (for example, securities of companies in the same industry) that may reasonably be expected to be affected by the public disclosure of the material nonpublic information.

Placing Companies on the Insider List

All USBAM employees who believe they may have come into possession of material nonpublic information should contact Julie Barton in the Compliance Department immediately to discuss adding a company to the Insider List. The following is the information that is generally needed when adding a company to the Insider List, although further information may be required:

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•	Company name

•	Trading symbol (“ticker”)

•	The nature of material nonpublic information and how it was obtained

•	Who reported the item

•	All people who have knowledge of the information

Compliance is responsible for the adding and deleting of securities on the Insider List. The Chief Compliance Officer, or designee, or Legal Department shall take appropriate action, which may include consultation with counsel (in-house or outside), for the placing or removal of the subject company on or from the Insider List. The procedures require that the Compliance Department monitor the trading of securities of companies identified on the List. This trading review covers activity affected by USBAM, its customers and employees for an appropriate period of time as mandated either by policy, rule or special circumstances. The Insider List restricts trading within the security through both the CTI Examiner system for personal trading and the Charles River Management System for client and Fund trading. If suspicious activity is detected, the Compliance Department will determine the most appropriate course of action. If a client directed trade is requested for a security on the Insider List and the trade is denied, Portfolio Compliance must be contacted to discuss the situation.

If a security on the Insider List is inadvertently bought or sold by a Fund, client or in a personal account, the Compliance Department will review the circumstances behind the transaction and take appropriate action.

Reference Securities Also Included

Trading restrictions and monitoring activity for the period in which companies are included on the Insider List will apply to the securities of such companies and to any reference securities. Reference securities are any securities into which the security of a listed company may be converted, exchanged, exercised or which may determine the value of such security.

No Communication of the Insider List

The contents of the Insider List are highly confidential and known only by certain personnel in senior management, the Compliance Department, the Legal Department and others who are directly involved with the situation at hand. Under no circumstances is it permissible for an employee to indicate to any other person (including employees or clients) that a company is on the Insider List.

Bringing Additional Persons “Over the Wall”

Senior management, the Chief Compliance Officer, or designee, or the Legal Department, depending on the circumstances and at their discretion, may bring some or all of USBAM’s portfolio managers, traders or research analysts “Over the Wall” (effectively limiting their trading and recommendations) to help avoid the appearance of impropriety. Such an action may

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be warranted, for example, where a concern exists that certain material nonpublic information known to some USBAM individuals may be attributed to others. For instance, in a case where material nonpublic information is known by one of two portfolio managers who co-manage a fund, it may, depending on the circumstances, help in avoiding the appearance of impropriety to bring the other portfolio manager “Over the Wall.”

Monitoring Trading Activity In Connection With Affiliates

Periodically, the Compliance department may provide the USBAM Insider List with the compliance or legal personnel of U.S. Bancorp affiliates. The Compliance department may also compare, in whole or in part, the lists of companies on the insider lists of affiliates with the trading records of USBAM client, proprietary and personal accounts from the CTI Examiner system for personal trades and the Charles River Management System for client and proprietary account trades.

Failure to Comply

Any violation of this section of the Code may result in disciplinary action, and, when appropriate, termination of employment and/or referral to appropriate governmental agencies.

Education and Training of Employees

USBAM requires all employees to attest to their understanding of the Code of Ethics and the Insider Trading Policy. This policy may be implemented through the use of training sessions, memos, educational articles and the following:

•	All employees are required to initially sign an Acknowledgement and Agreement to Comply with USBAM’s Insider Trading Policy and Procedures. Thereafter, additional sign-offs are received on a quarterly basis.

•	Code of Ethics and Insider Trading training will be conducted for all USBAM employees at least annually.

•	Training sessions will be held for all new USBAM employees for the Code of Ethics, which will include training on the Insider Trading Policy. These training sessions will be held on an as needed basis with each new hire.

Contract and temporary employees are also subject to this training unless a written exemption is provided by their direct manager.

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Record Retention

The Compliance Department will retain all documents and records created in accordance with these Policies and Procedures. These records will be retained for at least six years, the first two years in an easily accessible location.

OTHER CONFLICTS OF INTEREST

A.	May I Provide Investment Advice to Others?

You are prohibited from engaging in outside business or investment activities that may interfere with your duties with USBAM or potentially impair USBAM’s reputation. For these reasons, you may not provide investment advice to anyone other than USBAM clients (including the Funds) without prior written authorization from the Legal or Compliance Department.

B.	May I Serve as a Director of Another Company?

You are prohibited from serving as a member of the board of directors (or other advisory board) of any publicly traded company absent prior authorization by the ICCC and the Funds’ Board of Directors. Authorization, when granted, will only be given if (i) the Funds’ Board determines that service on a board is consistent with the interests of the Funds, and the Funds’ shareholders; (ii) the ICCC determines that service of a board is consistent with the interest of USBAM and its clients; and (iii) both the Funds’ Board and the ICCC determine that service on a board presents a limited potential for any conflict of interest (at the time of the determination or in the future). In addition, U.S. Bancorp has developed additional limitations on service on a board of directors by USBAM employees. For additional information see U.S. Bancorp’s Code of Ethics or USBAM’s Compliance Department.

C.	When May I Disclose Confidential Information?

Information about our clients (including former clients) and fund shareholders, for example, their identities, financial circumstances and holdings, is highly confidential. So is information about our securities recommendations, pending transactions for a client or Fund, and Fund portfolio holdings. All of us at USBAM must keep confidential information in strict confidence. Confidential information must not be disclosed to anyone outside USBAM, including family members, except as required to effect securities transactions on behalf of a client or Fund or for other legitimate business purposes. You must observe USBAM’s procedures to safeguard the security of any confidential information.

D.	May I Give or Receive Gifts?

USBAM, as a policy, follows U.S. Bank’s policy regarding gifts. As a general rule, employees of USBAM must not solicit, allow yourself to be solicited, or accept gifts, entertainment, or other

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gratuities intended to or appearing to influence decisions or favors toward USBAM’s business to or from any client, potential client, USBAM vendor or potential vendor.

The Compliance Department shall periodically review such records and provide Department heads with exceptions.

A copy of the Bank’s policy is available on the intranet.

Meals and Entertainment

You may accept or provide reasonable business meals and entertainment if the client, potential client, USBAM vendor, or potential vendor is physically present at the business meal or entertainment. In the event that any such business meal and/or entertainment has a value exceeding $100 per person you must report, no later than the end of the quarter, the meal or entertainment.. The Compliance Department will review all reported gifts/entertainment on a quarterly basis and inform Department heads of any exceptions to the policy.

Gifts

Receipt of Gifts: You may not accept individual gifts with a value exceeding $100 from any entity or individual in aggregate, over one calendar year, even if the gift is not intended to influence your behavior, or to influence another. Additionally gift cards and gift certificates, whether to a specific establishment or for general use, are limited to a $25 maximum. The receipt of gifts should also be limited to commonly recognized events or occasions, such as promotions, new jobs, weddings, retirement, holidays or birthdays. Any gift given or received with a value in excess of $30 must be reported no later than the end of the quarter in which the item was received.

In isolated circumstances, when a gift is received with a value in excess of $100 and returning the gift would offend the giver, the employee may contact the Compliance Department to request an exception to the policy. If granted the employee must:

1.	Obtain written consent of the exception from the Compliance Department;

2.	Disgorge the value above $100 via a check made out to USBAM, who will then donate it to charity; and,

3.	Report the total value of the gift, with explanation of the exception, and amount disgorged.

You may retain a gift above $100 in value if you share it among USBAM employees, which will not require reporting.

When representing USBAM, an employee may participate in random drawings where the prize has a value above $100, or $25 if a cash equivalent item. If the employee wins the prize, he or she should inform the Compliance Department as soon as practicable and provide evidence that there was no bias to the drawing (e.g., limited to specific groups, or organizations of a certain size or assets under management). If there was no bias in the random drawing, the Compliance Department will determine if any disgorgement of the amount above the acceptable level is

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required. The employee still has the requirement to report the entire value of the prize no later than the end of the quarter the prize was received.

Giving of Gifts: You may not give individual gifts with a value exceeding $100 to any entity or individual either doing business with USBAM or intending to influence business with USBAM during one calendar year. Gifts with a value exceeding $30 must be no later than the end of the quarter in which the item was given. This includes USBAM’s logo merchandise above the $30 threshold. Additionally gift cards and gift certificates, whether to a specific establishment or for general use, are limited to a $25 maximum.

Every quarter you must certify that you have been in compliance and will continue to comply with USBAM’s policies, including those related to gifts, meals, and entertainment. The quarterly certification is completed at the same time as your personal securities transactions certification.

E.	May I Make Political and Charitable Contributions?

You must not make political contributions for the purposes of obtaining or retaining advisory contracts with government entities. In soliciting political or charitable donations from various people in the business community, you must never allow the present or anticipated business relationships with USBAM or any of its affiliates to be a factor in soliciting any contributions.

USBAM limits the amount of Political Contributions that can be made by its employees. For more information on these restrictions, please see the USBAM Pay to Play policy.

ENFORCEMENT OF THE CODE AND SANCTIONS

This Code has been adopted by USBAM and is administered by the Compliance Department under the authority of the Internal Compliance Control Committee (“ICCC”). USBAM’s Chief Compliance Officer, or designee, regularly reports on the operation of the Code and any changes he or she believes appropriate. In addition, the Chief Compliance Officer, or designee, will promptly report any material violations of the Code, the results of any investigation he or she has conducted, and recommend sanctions to the ICCC. The ICCC may delegate the enforcement of immaterial breaches of the Code to the Chief Compliance Officer, or designee, subject to his or her making a report of those violations and the actions at the next quarterly meeting of the ICCC.

In considering actions to enforce the Code, the Compliance Department will consider all of the relevant facts and circumstances of the incident and the employee’s prior record of compliance with the Code. Following its review, the Compliance Department may impose sanctions as it deems appropriate, including oral reprimand, a letter of censure, a fine, a reduction in salary or position, suspension without pay, termination of personal trading privileges, and/or termination of the employment of the violator. A violator will be obligated to pay any sums due resulting from a violation by a member of his/her immediate family.

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The imposition of sanctions under this Code does not preclude the imposition of additional sanctions by the Funds’ Board of Directors and cannot be deemed a waiver of any rights by any Fund or client. In addition to sanctions that may be imposed, persons who violate this Code may be subject to various penalties and sanctions including, for example, injunctions, treble damages, disgorgement of profits, fines of up to three times the profit gained or loss avoided (whether or not the violator actually benefited), and jail sentences.

NOTE: Transaction costs associated with an action and any loss realized on the transaction must be borne by the responsible employee. Gains from an ICCC sanction must be transferred to an account maintained by USBAM, for distribution to charity.

Reporting to the Board

No less than annually, the Chief Compliance Officer shall submit to the Board of Directors a written report that describes any issues that have arisen under the Code (including procedures implementing the Code) since the last report to the Board of Directors, including, but not limited to, information about any material violations of the Code or procedures and sanctions imposed in response to any material violations. The Chief Compliance Officer shall also certify, in writing to the Board of Directors, that USBAM has adopted procedures reasonably necessary to prevent all Access Persons from violating the Code.

Whistleblowing Provision

The Advisor is committed to high standards of ethical, moral and legal business conduct and obligates any employee or contractor to report suspected violations or concerns regarding compliance with laws, regulations, the Code of Ethic or any policy, or suspected wrongdoings affecting the Advisor or the Funds. These may include violations of state and federal law, malfeasance, bribery, theft, gross misconduct, improper accounting, internal accounting controls, auditing matters relating to the Funds, or any fraud or illegal activity involving the Advisor’s business that could harm the good reputation of the Advisor and/or the Funds.

In line with this commitment, the Advisor encourages employees and contractors to raise concerns within the organization and provides reassurances that they will be protected from reprisals or harassment for Whistleblowing.

No employee or contractor of the Advisor may interfere with the good faith reporting of suspected or actual misconduct or intimidate or retaliate against any employee or contractor who makes such a report in good faith. No employee or contractors who makes a good faith report or cooperates in good faith with the Advisor’s investigation shall be subject to retaliation, including harassment or any adverse employment consequence as a result of making a report. No employee may directly or indirectly use or attempt to use their official authority or influence of their positions for the purpose of interfering with the right of another employee to make a good faith report.

The Advisor will take whatever action is necessary and appropriate to address allegations of activity that may be considered fraudulent or illegal in nature, or could potentially damage the reputation of the Advisor or the Funds.

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Reporting of Suspected or Actual Concern

It is every employee and contractors obligation to report suspected or actual violations of laws, regulations and/or Advisor Policy.

Communication regarding actual or suspected wrongful conduct engaged in by an employee, contractor, third party service provider or vendor must be based on a good faith and reasonable belief that the activity both occurred and is a violation of applicable rules and regulations and/or policies. Employees who are aware of or have reason to suspect wrongful conduct should report the conduct either verbally or in writing to any of the individuals listed below.

Employee’s immediate supervisor or other Advisor senior manager

USBAM Chief Executive Officer

USBAM Legal Counsel

USBAM/Fund Chief Compliance Officer

The U.S. Bank Ethics Line at 866-ETHICS4 (866-384-4274)

Prompt disclosure of suspected violations to the appropriate parties is vital to ensuring a thorough and timely investigations and resolution.

Good faith allegations may be made on a confidential basis or may be submitted anonymously. Confidentiality will be maintained to the fullest extent possible, regardless of the method used to report possible unethical conduct. All questions or concerns will be handled discreetly and thoroughly. Anonymous reports may be mailed along with a description of the suspected violation or other complaint or concern to:

Ruth Mayr, Chief Compliance Officer

800 Nicollet Mall

BC-MN-HC

Minneapolis, MN 55402

Investigation and Enforcement

Investigation – When an alleged violation is reported, the Advisor will take prompt and appropriate action depending on the nature of the concern. Initial inquiries will be made to determine whether the allegation appears credible and what type of investigation is appropriate based on the severity of the allegation.

The First American Fund Audit Committee and/or Board of Directors may receive information on each report of concern and follow-up information on actions taken. The SEC and/or other regulator may be notified.

The Advisor encourages employees to put their names to allegations because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified. Every effort will be made to treat the complainant’s identity with appropriate regard for confidentiality. In the course of its investigation, however, the Advisor may find it necessary to share information with others on a “need to know” basis.

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To the degree possible, the complainant will be notified of the results of any investigation.

The Chief Compliance Officer will maintain a log of all allegations, tracking their receipt, investigation and resolution.

Enforcement – the Chief Compliance Officer will be responsible for implementing the appropriate disciplinary action depending upon the severity of the violation. The actions may include documenting the incident of non-compliance in the employee’s personnel file, a fine, suspension of trading privileges and termination of employment. For more serious violations, the individual risks indictment, prosecution and penalties, and civil actions. For licensed individuals, serious violations may be reported to FINRA.

Any employee who knowingly or with reckless disregard for the truth gives false information or knowingly makes a false report of wrongful conduct or a subsequent false report of retaliation will be subject to disciplinary action, up to and including termination.

Safeguards

No employee who makes a good faith report will suffer harassment, retaliation or adverse employment consequences. Any person who retaliates against any employee who makes a good faith report is subject to discipline up to and including termination.

If you have made a good faith allegation and feel you have suffered harassment, retaliation or adverse employment consequences you should contact any of the individuals listed below.

Employee’s immediate supervisor or other Advisor senior manager

USBAM Chief Executive Officer

USBAM Legal Counsel

USBAM/Fund Chief Compliance Officer

U.S. Bancorp’s Human Resources department

Failure to Comply

The Advisor strives to operate ethically and lawfully and requires all employees to conduct their activities in accordance with Advisor policies and applicable rules and regulations. The Advisor encourages and expects all employees to report any potential or suspected activities that may be considered fraudulent or illegal in nature, or could potentially damage the reputation of the Advisor and/or the Funds. Employees should report such activities to one of the individuals listed below.

Employee’s immediate supervisor or other Advisor senior manager

USBAM Chief Executive Officer

USBAM Legal Counsel

USBAM/Fund Chief Compliance Officer

USBAM does not tolerate any retaliatory action against any individual for good-faith reporting of ethics violations, illegal conduct, suspicious activity or other serious issues. Allegations of

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retaliation will be appropriately investigated and, if substantiated, appropriate disciplinary action will be taken, up to and including termination. Diligent enforcement of non-retaliation measures is vital to the success of the reporting process because employees must feel they can report problems without fear of reprisals. Employees may report suspected retaliation to USBAM/Fund Chief Compliance Officer,; USBAM Chief Executive Officer; employee’s immediate supervisor or other senior manager, or to the USBAM Human Resource Contact.

Failure of an employee to comply with all policies, rules and regulations may lead to disciplinary action. Such actions may include: documenting the incident of non-compliance in the employee’s personnel file, a fine, suspension of trading privileges and termination of employment. Serious violations may result in monetary fines, censure, suspension or result in other sanctions including the loss of certain licenses.

Policy Owner

•	Compliance Department

Responsible Parties

•	All USBAM employees

•	Chief Compliance Officer, or designee,

•	Compliance Department

Related Policies

•	None

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GLOSSARY

A.	Access Persons means any directors or officer of USBAM, as well as any employee who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund. See also Restricted Access Person.

B.	Beneficial Ownership of a Security is to be determined generally in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (“1934 Act”). This means that persons should generally consider themselves the “Beneficial Owner” of any Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves the “Beneficial Owner” of any Security held by their spouse, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power over that Security.

Although the following list is not exhaustive, under the 1934 Act and this Code, a person generally would be regarded to be the “Beneficial Owner” of the following Securities:

1.	Securities held in the person’s own name;

2.	Securities held with another in joint tenancy, community property, or other joint ownership;

3.	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

4.	Securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and also includes a registered domestic partner);

5.	Securities held by a relative not residing in the person’s home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of the Securities;

6.	Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

7.	Securities held by a trust for which the person serves as a trustee (other than an administrative trustee with no investment discretion);

8.	Securities held by a general partnership or limited partnership in which the person is a general partner;

9.	Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

10.	Securities in a portfolio giving the person certain performance-related fees;

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11.	Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

C.	Blackout Periods means the time period during which buying or selling a security is prohibited. See Section E under Personal Securities Transactions.

D.	Control shall have the meaning as set forth in Section 2(a)(9) of the 1940 Act. For example, “control” means the power to exercise a controlling influence over the management or policies of a company. Beneficial Ownership of more than 25% of the voting securities of a company is presumed to be “control” of that company.

E.	Discretionary Accounts are accounts where full investment authority has been granted to a third-party via a contract or agreement between the Access Person or Restricted Access Person and the third-party.

F.	Exempt Security includes:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper;

3.	High-quality short-term debt instruments including repurchase agreements;

4.	Shares issued by registered open-end investment companies for which USBAM does not serve as investment adviser or subadviser, and neither does Quasar serve as a distributor; and

5.	Shares of any money market series of the Funds.

G.	Funds means the First American Funds, Inc.

H.	Initial Public Offering means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

I.	Material Non-Public Information

Information is “material” if it has “market significance” in the sense that disseminating the information is substantially likely to affect the market price of any outstanding securities, or is substantially likely to be considered important by reasonable investors in deciding whether to trade the securities. Information is not considered “public” unless it has been reported in the news media, revealed by the issuer in a public forum, discussed in a publicly disseminated research report, or otherwise made publicly available.

Examples of potentially “material” information that should be reviewed carefully to determine whether they are material in the context of a particular situation include:

1.	Information about any First American Fund’s or client account’s portfolio holdings, trading strategies, and securities transactions;

2.	Earnings information, including new or changed earnings estimates;

3.	Mergers, acquisitions, tender offers, joint ventures, or changes in assets;

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4.	New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

5.	Significant corporate developments, such as results of tests regarding safety or effectiveness of products that may impact regulatory approvals (e.g., FDA testing);

6.	Changes in control or in management;

7.	Auditor resignation, change in auditors, or auditor notification that the issuer may no longer rely on an auditor’s audit report;

8.	Events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, changes in debt ratings, advanced refundings, public or private sales of additional securities, including Private Investments in Public Entities - “PIPES”);

9.	Bankruptcies or receiverships;

10.	Status of union or other significant contract negotiations;

11.	Confidential government information relating to government-issued securities;

12.	Major litigation; and

13.	Any other significant information that would have an impact on the price of a company’s securities.

J.	Private Placement means an offering that is exempt from registration under the Securities Act of 1933 (“1933 Act”) pursuant to Section 4(2) or Section 4(6), or pursuant to rule 504, rule 505 or rule 506 under the 1933 Act.

K.	Restricted Access Person means any Access Person who is actually involved in making investment recommendations to USBAM clients, participate in the determination of which investment recommendations will be made, or has the power to influence management of the Funds, or execute trades for any Fund or client accounts. Restricted Access Persons generally include research analysts, traders, portfolio/fund managers, executive management of USBAM, members of the Legal and Compliance Departments, and their executive or departmental assistants.

L.	“Security” or “Securities” shall include all the instruments set forth in Section 2(a)(36) of the 1940 Act, i.e., any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, brokered or brokerage certificates of deposit, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘Security’ or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. For purposes of this Code, “Security” or “Securities” shall

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also include any futures contract, option on a futures contract, forward agreement, SWAP agreement (including caps, floors, and collars), and any other derivative instrument. “Security” or “Securities” shall not include checking and other demand or time deposits maintained at a bank or similar financial institution.

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EXHIBIT 1

ACKNOWLEDGMENT AND AGREEMENT TO COMPLY

By signing this Acknowledgement and Agreement to Comply I certify the following:

•	I have read and understand the Code of Ethics, (the “Code”) and have had an opportunity to ask any questions that I may have had concerning the Code.

•	I understand that I am responsible for complying with the Code and agree to comply.

•	I agree that I will not execute any prohibited transactions or trade without obtaining the necessary pre-clearance.

•	I agree that I will not trade on the basis of insider information.

•	I agree to comply with USBAM’s policies regarding other conflicts of interest, including its Gift Policy.

•	I understand that the Legal and Compliance Departments can assist me with questions I may have concerning the Code. I agree to contact them if I have any questions concerning the Code or the interpretation or application of the Code to a particular situation.

•	I understand that my compliance with this Code and all applicable laws is a condition of my involvement with USBAM.

•	I have reported all material violations of the Code within the scope of my knowledge to the appropriate officer of USBAM.

•	I understand that my violation of the Code may subject me to personal civil and criminal liability, regulatory fines and/or suspensions. I also understand that my violation of the Code subjects USBAM to civil and criminal liability as well as regulatory discipline.

Print Name Legibly

Signature

Date

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EXHIBIT 2

CODE OF ETHICS CONTACT LIST

If you think you or any other employee has violated the Code of Ethics, please call:

Julie Barton, Compliance Manager: 612-303-0000; Fax 612-303-0000

Ruth Mayr, Chief Compliance Officer: 612-303-0000; Fax 612-303-0000

Richard Ertel, Chief Counsel: 612-303-0000; Fax 612-303-0000

Eric Thole, CEO, USBAM: 612-303-0000

Please contact the following people with any questions concerning:

Code of Ethics Policy and Procedures:

Julie Barton, Compliance Manager: 612-303-0000; Fax 612-303-0000

Craig Jensen, Compliance Analyst: 612-303-0000; Fax 612-303-0000

Jacqueline Korus, Compliance Manager: 612-303-0000; Fax 612-303-0000

usbamcodeofethics@usbank.com

Insider Trading:

Julie Barton, Compliance Manager: 612-303-0000

Portfolio Compliance:

Ted Lautzenheiser, Compliance Manager: 612-303-0000

Jeanette Murphy, Compliance Manager: 612-303-0000

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